Exhibit 99.1

NEWS RELEASE

For Release on February 12, 2019	Contact: Lutz Henckels
4:02 PM (ET)	Executive Vice President & Interim CFO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Reports Results for the Third Quarter FY 2019

Dublin, CA – February 12, 2019 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) reported today revenues for the third fiscal quarter ended December 29, 2018 of $1.9 million, a $1.3 million or 41% decrease as compared to $3.2 million for the third quarter of fiscal 2018. Although total revenue decreased, revenues from the Company’s Microsource business (see “Services” in the accompanying Unaudited Condensed Consolidated Statements of Operations) increased by $562,000 or 46% from the comparable prior year period. Revenues of the Giga-tronics Division (see “Goods” in the accompanying Unaudited Condensed Consolidated Statements of Operations) decreased $1.9 million or 95%. This decrease in the third quarter was due to the fulfillment of a $1.7 million Navy ASG/ASA order in the prior year period as well as the delay in the receipt of anticipated sales orders and shipments of our Advanced Signal Generation and Analysis platform (“ASGA”). This order was received on February 1, 2019 as reported earlier.

Net sales for the nine-month period ended December 29, 2018 were $7.6 million, an increase of 2% compared to $7.5 million for the nine-month period ended December 30, 2017. The increase in net sales for the nine-month period was primarily due to higher YIG RADAR filters product sales, including the impact of the adoption of ASC 606 (see “Services”), which was significantly offset by the lower sales of our ASGA products compared to the prior year nine-month period.

Effective April 1, 2018, the Company adopted the required Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (commonly referred to as ASC 606), which changed the way the Company recognizes service revenue for certain contracts. The financial results for the third fiscal quarter and nine-months ended December 29, 2018 presented in this news release reflect the new methods of accounting. This change has resulted in earlier revenue recognition as compared to the legacy method for those contracts which was upon shipment. As a result, the Company will now be invoicing for product shipments which we already partially recognized as a one-time adjustment to the balance sheet on April 1, 2018.

Net loss for the third quarter of fiscal 2019 was $517,000, or $0.05 per fully diluted common share, compared to a net loss of $313,000, or $0.03 per fully diluted common share for the third quarter of fiscal 2018.  Net loss for the nine- month period ended December 29, 2018 was $1.1 million, or $0.10 per fully diluted common share, compared to a net loss of $2.7 million, or $0.27 per fully diluted common share for the first nine-months of fiscal 2018. The increase in net loss for the third quarter of fiscal 2019 compared to fiscal 2018 was primarily due to lower net sales.

The decrease in net loss for the first nine-months of fiscal 2019 was primarily due to significantly improved gross margins of 43% in the first nine-months of fiscal 2019 compared to 24% in the first nine-months of fiscal 2018 due to the change in revenue mix described above (including the impact of the adoption of ASC 606) as well as a decrease in operating expenses of 16% or $697,000 in the first nine-months of fiscal 2019 over fiscal 2018. Engineering expenses decreased primarily due to a decrease in personnel related expenses due to lower headcount. Selling, general and administrative expenses decreased primarily due to a decrease in headcount and personnel related expenses as well as a decrease in bonuses and commissions.

The Company also announced that its recently reported loan modification agreement with Partners For Growth V, L.P. has become effective due to the Company’s receipt of $510,000 in gross proceeds through the sale of its 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock since November 18, 2018, of which $260,000 was received during the Company’s third quarter of fiscal 2019 and $250,000 has been received to date during the fourth fiscal quarter.

Lutz Henckels, Executive Vice President and Interim Chief Financial Officer stated, “This fiscal year 2019 focus was on the turnaround of the Company, which had experienced operating losses of $11 million during the prior three years. We have, in part, accomplished this turnaround with a 55% growth in Microsource business of which one third of this increase was due to the impact of ASC 606, along with much improved gross margins of 43% versus 24% the prior fiscal year, and a reduction in operating expenses of 16%. As a result, the operating losses for the first nine-months of fiscal 2019 were $518,000, compared with $2.7 million for the first nine-months of fiscal 2018.”

Mr. Henckels continued, “The missing piece in the Company’s turnaround has been the orders and sales of the Company’s ASGA product platform. We changed our sales approach and our sales team in mid calendar year 2018 and we are finally beginning to see the success of our efforts with the recent $4 million purchase order for our ASGA product platform. As a result of this order and expected additional orders for our ASGA product platform, we anticipate an approximately breakeven fourth quarter fiscal 2019 and a profitable Fiscal 2020”.

John Regazzi, CEO of Giga-tronics said, “I still believe the original vision of reinvigorating Giga-tronics by moving the Company into the underserved Electronic Warfare test market was the correct decision. Although it has taken far longer than anticipated, we believe we have our major problems and the attendant delays behind us where the Advanced Signal Generation and Analysis platform can now be a major part of our future revenue growth and profitability in the next fiscal year”.

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the third quarter results. To participate in the call, dial (888) 517-2470 or (630) 827-6818 and enter PIN Code 7465562#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of February 12, 2019.

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces YIG (Yttrium, Iron, Garnet) tuned oscillators, RADAR filters, and microwave synthesizers for use in military defense applications as well as sophisticated test and measurement equipment primarily used in electronic warfare test & emulation applications.

This press release contains forward-looking statements concerning future revenues and operating results, anticipated orders, long term growth and profitability, expected shipments, and product line sales. Forward-looking statements involve risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated in the forward-looking statements. Actual results may differ significantly due to a number of factors such as: uncertainty as to the Company’s ability to continue as a going concern; delays in customer orders for the new ASGA and the Company’s ability to timely manufacture and fulfill orders;the potential that anticipated orders may not be received or may be delayed or deferred; the potential that existing orders may be canceled or deferred ; the Company’s ability to obtain additional financing as needed; and general market conditions.  For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2018, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements are made as of the date of this press release. The Company has no intention and disclaims any duty to update the forward-looking statements in this press release.

GIGA-TRONICS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)	December 29, 2018	March 31, 2018
Assets
Current assets:
Cash and cash-equivalents	$448	$1,485
Trade accounts receivable, net of allowance of $8 and $8, respectively	694	364
Inventories, net	3,182	5,487
Prepaid expenses and other current assets	1,464	87
Total current assets	5,788	7,423
Property and equipment, net	627	833
Other long-term assets	175	175
Total assets	$6,590	$8,431
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$455	$552
Loan payable, net of discount and issuance costs	1,693	1,447
Accounts payable	928	996
Accrued payroll and benefits	598	343
Deferred revenue	251	3,374
Deferred rent	69	58
Capital lease obligations	43	52
Deferred liability related to asset sale	40	40
Other current liabilities	870	947
Total current liabilities	4,947	7,809
Long term deferred rent	375	429
Long term obligations - capital lease	31	62
Total liabilities	5,353	8,300

Shareholders' equity:
Convertible preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; no shares at December 29, 2018 and March 31, 2018 issued and outstanding	—	—
Series B, C, D - designated 19,500 shares; 18,533.31 shares at December 29, 2018 and March 31, 2018 issued and outstanding; (liquidation preference of $3,540 at December 29, 2018 and March 31, 2018)	2,911	2,911
Series E- designated 100,000 shares; 80,400 shares at December 29, 2018 and 43,800 shares at March 31, 2018 issued and outstanding; (liquidation preference of $3,015 at December 29, 2018 and $1,643 at March 31, 2018)	1,439	702
Common stock of no par value;
Authorized - 40,000,000 shares; 10,996,511 shares at December 29, 2018 and 10,312,653 at March 31, 2018 issued and outstanding	25,478	25,200
Accumulated deficit	(28,591)	(28,682)
Total shareholders' equity	1,237	131
Total liabilities and shareholders' equity	$6,590	$8,431

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Nine Month Periods Ended
(In thousands except per share data)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Revenue
Goods	$100	$1,989	$416	$2,819
Services	1,793	1,231	7,207	4,634
Total Revenue	1,893	3,220	7,623	7,453
Cost of sales	1,069	2,415	4,367	5,695
Gross profit	824	805	3,256	1,758
	44%	25%	43%	24%
Operating expenses:
Engineering	302	452	1,020	1,313
Selling, general and administrative	853	891	2,754	3,158
Total operating expenses	1,155	1,343	3,774	4,471

Operating loss	(331)	(538)	(518)	(2,713)

Gain on sale of product line	—	324	—	324
Gain on adjustment of warrant liability to fair value	—	7	—	67
Interest expense:
Interest expense, net	(128)	(71)	(363)	(238)
Interest expense from accretion of loan discount	(58)	(35)	(163)	(90)
Total interest expense, net	(186)	(106)	(526)	(328)
Loss before income taxes	(517)	(313)	(1,044)	(2,650)
Provision for income taxes	—	—	42	2
Net loss	$(517)	$(313)	$(1,086)	$(2,652)

Loss per common share - basic	$(0.05)	$(0.03)	$(0.10)	$(0.27)
Loss per common share - diluted	$(0.05)	$(0.03)	$(0.10)	$(0.27)

Weighted average shares used in per share calculation:
Basic	10,676	9,798	10,408	9,769
Diluted	10,676	9,798	10,408	9,769

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